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                                                                    EXHIBIT 11.1

                             READ-RITE CORPORATION
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Net income (loss)........................................    $(42,986)    $123,565     $ 19,694
                                                             ========     ========     ========
Weighted average common shares outstanding...............      46,755       45,951       44,257
Common equivalent shares issuable under dilutive stock
  options after applying treasury stock method, net of
  tax benefits...........................................          --        1,665        1,868
                                                             --------     --------     --------
Common and common equivalent shares used in computing net
  income (loss) per share................................      46,755       47,616       46,125
                                                             ========     ========     ========
Net income (loss) per share..............................    $  (0.92)    $   2.60     $   0.43
                                                             ========     ========     ========

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